Exhibit 4.18

ALL INDEBTEDNESS EVIDENCED HEREBY AND REFERENCED HEREIN IS SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT AMONG BRIDGE HEALTHCARE FINANCE, LLC, BRIDGE OPPORTUNITY FINANCE, LLC, THE HOLDER UNDER THIS DOCUMENT AND THE OTHER PARTIES NAMED THEREIN.

THIS SUBORDINATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES, BLUE SKY OR OTHER APPLICABLE LAWS OF ANY STATE, OR ANY OTHER RELEVANT JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS IT IS (A) REGISTERED AND/OR QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF U.S. FEDERAL SECURITIES LAWS, THE SECURITIES, BLUE SKY, OR OTHER APPLICABLE LAWS OF ANY STATE, OR OTHER RELEVANT JURISDICTION OR (B) EXEMPT FROM SUCH REGISTRATION OR QUALIFICATION.

                         SUBORDINATED PROMISSORY NOTE

$______________ - Principal Amount                   Issue Date - March 29, 2005

      FOR VALUE RECEIVED, Crdentia Corp, a Delaware corporation ("OBLIGOR"), hereby promises to pay to the order of ____________ or permitted assigns ("HOLDER"), in lawful money of the United States at the address of Holder set forth below, the principal sum of On Million Six Hundred Seven Thousand Seven Hundred Forty Five and No/100 Dollars ($1,617,745.00), together with interest thereon as provided in this Convertible Subordinated Promissory Note (the "NOTE") on the unpaid principal balance. Interest shall accrue at a rate of seven and three quarters percent (7.75%), simple interest, until paid in full.

      Unpaid principal under this Note together with all accrued and unpaid interest shall be paid to Holder (subject to the provisions of the following paragraph) as follows: (i) beginning on April 30, 2005 and continuing on the last day of each month through September 30, 2005, Obligor shall make payments to Holder of interest only and (ii) beginning on October 31, 2005 and continuing on the last day of each month through the Maturity Date (as herein defined), Obligor shall make a total of thirty (30) equal, consecutive monthly payments to Holder each in the amount of Fifty-Nine Thousand One Hundred Twenty-Three and 5/100 Dollars ($59,123.05). All outstanding principal and accrued and unpaid interest shall be due and payable in full on March 31, 2008 (the "MATURITY DATE"). Notwithstanding the foregoing, this Note may be prepaid, in whole or in part, at any time without premium or penalty.

      This Note is one of a series issued by Obligor pursuant to the terms of that certain Agreement and Plan of Reorganization (the "MERGER AGREEMENT") by and among Obligor, CRDE Corp., TravMed Acquisition Corporation, TravMed USA, Inc. and the Shareholders (as defined in the Merger Agreement) of TravMed USA, Inc. dated March 28, 2005. This Note is subject to the provisions of Section 9.3(a) of the Merger Agreement.


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


      If any payment of principal or interest on this Note shall become due and on a Saturday, Sunday, or a public holiday under the laws of the State of Texas, such payment shall be made on the next succeeding business day.


      The indebtedness evidenced by this Note is hereby subject to the terms of that certain Subordination Agreement date of even date herewith by and among Obligor, Holder, Bridge Healthcare Finance, LLC, Bridge Opportunity Finance, LLC and other parties named therein.

      Subject to and upon compliance with the provisions contained in this Note, at the option of the Holder, the principal amount of this Note may be converted in whole or in increments of not less than $500,000 in principal into fully paid and nonassessable shares of common stock, $.0001 par value (the "COMMON STOCK") of the Obligor at the conversion price of $2.06 per share (the "CONVERSION PRICE"). Such conversion right shall expire at the close of business on the Maturity Date. In case this Note is called for early prepayment, such conversion right shall expire at the close of business on the second business day preceding the date set for prepayment, unless the Obligor defaults in making the payment then due.

      In order to exercise the conversion privilege, the Holder of this Note shall surrender the original of this Note, along with a Conversion Notice in the form attached hereto as Exhibit "A", at the Obligor's principal executive offices.

      This Note, or the principal amount converted as set forth in the Conversion Notice shall be deemed to have been converted immediately prior to the close of business on the date of surrender of this Note for conversion in accordance with the foregoing provisions (the "CONVERSION DATE"), and at such time the rights of the Holder in this Note for repayment of the principal amount so converted shall cease, and the Holder shall be entitled to receive the Common Stock issuable upon conversion and shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the Conversion Date, the Obligor shall issue and shall deliver to the Holder (i) a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in cash in lieu of any fraction of a share and (ii) a new subordinated promissory note in the form of this Note (the "NEW NOTE") for the remaining principal amount of this Note which has not been converted pursuant to the Conversion Notice. The
New Note will call for payments of principal and interest following the Conversion Date which reamortizes the principal amount of the Note then remaining outstanding over the original term of the Note (such New Note to commence amortization effective October 31, 2005 if the Note is converted in part prior to such date)

      In the event Obligor shall issue additional shares of Common Stock by reason of a stock dividend or distribution or in any manner subdivide (by stock split, stock exchange or otherwise) the outstanding shares of Common Stock into a greater number of shares of Common Stock or combine (by reverse stock split, stock exchange or otherwise) the outstanding shares of Common Stock into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of this Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive after the happening of any of the events described above if this Note had been converted immediately prior to the happening of such event on the day


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


upon which such event becomes effective. In the provisions of this paragraph become effective, Obligor shall send to Holder a certificate setting forth the computation of the new Conversion Price.

      Any interest due and owing on the principal amount of this Note which is converted as of the Conversion Date shall be paid on the next succeeding payment date as though this Note had not been converted. Interest shall cease to accrue on the principal amount of this Note which is converted as of the Conversion Date.

      No fractional shares of Common Stock shall be issued upon conversion of this Note. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of this Note, the Obligor shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction multiplied by the fair market value per share of the Common Stock at the close of business on the Conversion Date as determined in good faith by the Board of Directors of the Obligor.

      Unless the shares of Common Stock to be issued on conversion of this Note have been registered under the Securities Act of 1933, as amended, the certificates representing such shares shall bear a restrictive legend regarding the transfer thereof in form and substance satisfactory to counsel to the Obligor.

      In the event that (a) Obligor fails to make payment on any date for payment herein above specified of any principal and/or interest due hereunder on such date and such failure continues for five (5) business days, (b) Obligor admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of creditors or files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors, (c) an involuntary petition is filed against Obligor under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors unless such petition shall be dismissed or vacated within sixty (60) days of the date hereof or (d) a monetary default occurs under Obligor's credit facility with its secured lenders which default is not cured, Obligor shall be deemed to be in default hereunder (a "DEFAULT"). In the event of such Default, Holder may, at Holder's option and in Holder's sole discretion, ten (10) business days after giving notice of Default to Obligor, accelerate the maturity of all amounts due under this Note by giving notice of such acceleration.

      Obligor will never be obligated to pay interest in excess of the Highest Lawful Rate (as herein defined), and, in the event that Holder ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest will be deemed a partial prepayment of principal and interest hereunder as such; and if the principal amount of this Note is paid in full, any remaining excess will forthwith be paid to Obligor. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, Obligor and Holder will, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment as an expense, fee or premium rather than interest; (b) exclude voluntary prepayment and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, or as otherwise appropriate to reflect variations in the Highest Lawful Rate, the total amount of interest throughout the entire term of this Note so that the


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


interest rate is uniform and does not exceed the Highest Lawful Rate throughout the entire term of this Note; provided that, if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence hereof exceeds the Highest Lawful Rate, then Holder will refund to Obligor the amount of such excess or credit the amount of such excess against the principal amount of this Note, and, in such event, Holder will not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Highest Lawful Rate. As used herein, the term "HIGHEST LAWFUL RATE" means the maximum rate of interest that Holder is allowed to contract for, charge, take, reserve or receive under the laws of the State of Texas or applicable federal law, whichever, from time to time, permits the higher rate.

      Obligor waives, presentment, demand for performance, notice of nonperformance, protest, notice of protest, and notice of dishonor (but not notice of Default). No delay on the part of Holder in exercising any right hereunder shall operate as a waiver of such right under this Note. This Note is being delivered in and shall be construed with the laws of the State of Texas.

      The right to plead any and all statutes of limitations as a defense to any demand on this Note, or any guaranty hereof, or any agreement to the same, or any instrument securing this Note, or any and all obligations or liabilities arising out of or in connection with this Note, is expressly waived by Obligor and each and every endorser or guarantor if any, to the fullest extent permitted by law.

      The provisions of this Note are intended by Obligor to be severable and divisible and the invalidity or unenforceability of a provision or term herein shall not invalidate or render unenforceable the remainder of this Note or any part thereof.

      If the indebtedness represented by this Note or any part thereof is collected at law or in equity or in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, Obligor agrees to pay, in addition to the principal and interest payable hereon, reasonable attorneys' fees and costs incurred by Holder.

      The Obligor may prepay the unpaid balance of, and accrued interest upon, this Note in whole or in part at any time and from time to time. In order to accomplish such prepayment, the Obligor shall provide a written notice to the Holder setting forth (i) the Obligor's election of its right of prepayment hereunder and (ii) the date (which shall not be less than five (5) business days from the date the notice is sent) established by the Obligor for prepayment. In the event the Obligor defaults in making the prepayment, Holder's rights under this Note shall continue as though the notice of prepayment had not been sent.

      Any notice or other communication (except payment) required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery if personally delivered or one day after deposit if deposited in the United States mail for mailing by certified mail, postage prepaid, and addressed as follows:

      If to Holder:

      If to Obligor:          Crdentia Corp.
                              14114 Dallas Parkway, Suite 600


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


                              Dallas, Texas  75254
                              Attention: James D. Durham

Each of Holder or Obligor may change his or its address for purposes of this paragraph by giving to the other party notice in conformance with this paragraph of such new address.


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


                 SIGNATURE PAGE TO SUBORDINATED PROMISSORY NOTE


EXECUTED as of the Issue Date initially set forth above.

            OBLIGOR:                      CRDENTIA CORP.,
                                          a Delaware corporation

                                          By:_____________________________
                                             Pamela G. Atherton, President



            HOLDER:                       ________________________________

                 SIGNATURE PAGE TO SUBORDINATED PROMISSORY NOTE


                                 EXHIBIT "A"

                              CONVERSION NOTICE

      The undersigned hereby converts, in accordance with the Subordinated Promissory Note dated March 29, 2005 (the "Note") $_____________________ in principal amount of such Note at the Conversion Price set forth therein. Please issue a new note in the form of the Note for any remaining principal amount outstanding following the conversion contemplated in this Notice.


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